Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2007 EARNINGS

Robbinsville, New Jersey, July 27, 2007 – Roma Financial Corporation (NASDAQ GSM: ROMA) (the “Company”), the holding Company of Roma Bank, announced today its financial condition and results of operation for the three and six months ended June 30, 2007. The Company’s consolidated net income for the three and six months ended June 30, 2007 was $1.9 million and $3.7 million respectively. This represented an increase of $.3 million for the same quarter of the prior year and an increase of $.8 million for the six month period. Earning per share were $.06 and $.12 respectively.

For the three and six months ended June 30, 2007 net interest income was $7.0 million and $14.0 million, compared to $6.0 million and $11.8 million for the same period in 2006. For the six months ended June 30, 2007 this represented and increase of 18.5% from the same period in the prior year.

At June 30, 2007 the Company had consolidated assets, deposits and equity of $887.2 million, $649.6 million and $237.6 million respectively. This represents a growth of in assets of $11.1 million or 1.3% from December 31, 2006.

“We are pleased to report an improvement in earnings in the second quarter over the first quarter of this year and over the second quarter of last year,” stated Peter A. Inverso, President and CEO. “This was achieved in the face of competition for deposits in our market that continues to intensify with the added incursion of banks having a statewide or national presence. Consequently, deposit rates continue to exert pressure on net interest income despite attempts by the yield curve to nudge towards normalcy. We are pleased to announce that construction has begun on our second Ocean County branch in Whiting, on Route 539 at the intersection of Route 70. Additionally, we anticipate construction will commence during the third quarter on a branch in Hopewell Township. Our second quarterly dividend will be paid on July 25, 2007 to shareholders of record on July 11, 2007.”

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.